EXHIBIT 4.1

AGREEMENT TO DEFER EXERCISE OF CONVERTIBLE SECURITY

This Agreement to Defer Exercise of Convertible Security (the "Agreement") is made as of this ____ day of December 2015 by and between Envision Solar International, Inc., a Nevada corporation (the "Company"), and ____________, an individual, (the "Securityholder"), with reference to the following facts:

R E C I T A L S

A.     Securityholder currently holds ________ stock options to purchase up to ________ shares of the Company's common stock (collectively, the "Securities").

B.     The Company has reserved authorized shares of its common stock for issuance upon the exercise of the Securities (the "Reserve Shares"), if and when they are exercised by the Securityholder.

C.     The Company needs to offer and sell new shares of its common stock to raise needed working capital (the "Capital Raise").

D.     Currently, accounting for the Reserve Shares, the Company will not have sufficient shares of authorized common stock available to accomplish the Capital Raise.

E.      The Capital Raise is critically important to the Company's success and therefore benefits the Securityholder (the "Benefit").

F.      The Company plans to promptly solicit the votes of its shareholders to approve an amendment to its Articles of Incorporation (the "Amendment") sufficiently increasing its authorized capital stock to enable the Company to capitalize and grow strongly for the foreseeable future.

G.     Approving the Amendment through the solicitation of shareholder proxies takes time and the Company needs to do the Capital Raise now.

H.     By agreeing not to exercise the Securities until the Amendment is adopted and recorded with the Nevada Secretary of State, the Company can temporarily eliminate the Reserve Shares and use them for the Capital Raise, creating the Benefit for the Securityholder.

I.        Upon the execution of this Agreement by all parties to it, the Company will commence the process of preparing and filing with the Securities and Exchange Commission a proxy statement on Schedule 14A for a special meeting of the Company's shareholders to approve the Amendment.

J.       Upon the adoption and recording of the Amendment, this Agreement will immediately terminate and the Securities will again be exerciseable in accordance with their terms.

K.    The Securityholder desires to assist the Company and garner the Benefit by entering into this Agreement with the Company, and the Company will diligently proceed with the Capital Raise for the Benefit and the Amendment to restore the exerciseability of the Securities.

L.      {It is noted that the Security holder is an employee of the Company and it is agreed by both parties, in the event of a termination of employment, this deferral will also defer the 90 day expiration of such options so that the 90 day time period for terminated employees will not start until this agreement is terminated which will be upon the adoption and recording of the amendment as discussed above.}

In consideration for the mutual covenants among the parties to this Agreement, the parties hereto hereby agree as follows:

1.         Covenant Not to Exercise.

In consideration for the Benefit and in light of the Company's covenant in Section 2 of this Agreement to use its best efforts to expedite the Amendment, the Securityholder hereby agrees not to exercise any of the Securities until the Amendment is authorized by the Company's shareholders and recorded with the Nevada Secretary of State.  The Company anticipates, but does not covenant nor promise, that the Amendment will be recorded and become effective by May 31, 2016. {As noted above, in the event of a termination of employment, the 90 day expiration of employee options will not commence until this Amendment is authorized and recorded with the Nevada Secretary of State.}

2.         Covenant to Conduct Capital Raise and Effect Amendment.

In consideration for the Securityholder's covenant in Section 1 of this Agreement, the Company agrees to (a) utilize its best efforts to successfully complete the Capital Raise that is relying on the availability of the Reserve Shares, and (b) expeditiously cause the Amendment to be approved and authorized by the Company's shareholders and to become effective by recording with the Nevada Secretary of State.

3.         Effect of Amendment - Restoration of Reserve Shares and Exerciseability.

Immediately upon the effectiveness of the Amendment, the Company will restore the Reserve Shares and the Securities will automatically become exerciseable in accordance with their terms as in effect immediately prior to the making of this Agreement.

4.         Remedies are Cumulative.

In the event of a breach of this Agreement by either party to this Agreement, the other party may terminate this Agreement and/or exercise all other remedies available to such party at law or in equity, including without limitation specific performance and injunctive relief.

5.         Governing Law

This Agreement will be governed by and interpreted under laws of the State of California.

In Witness Whereof, this Agreement is hereby executed as of the date first above written in the State of California.

COMPANY:	Envision Solar International, Inc., a Nevada corporation

By:
Desmond Wheatley, Chief Executive Officer

SECURITYHOLDER:

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